As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGNA INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Province of Ontario, Canada (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

337 Magna Drive, Aurora
Ontario, Canada L4G 7K1
(Address of principal executive offices, including Zip Code)

Magna International Inc. 2025 Incentive Stock Option Plan

(Full Title of the Plan)

Corporation Services Company

19 West 44th Street, Suite 200 and 201

New York, NY 10036 (212)-299-5600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement relates to the Magna International Inc. 2025 Stock Option Plan (the “Plan”), as well as the offer and sale of the common shares (the “Common Shares”) of Magna International Inc. (the “Registrant” or “Corporation”) pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I (plan information and registrant information) will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents herein by reference:

(a)	the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the Commission on March 28, 2025;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 40-F incorporated by reference herein pursuant to (a) above;

(c)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2024, filed with the Commission on June 24, 2025; and

(d)	the description of the Common Shares contained in the Registrant’s Current Report on Form 6-K dated January 2, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), Section 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Shares registered hereby have been passed upon for the Registrant by Bassem Shakeel, Vice-President, Associate General Counsel and Corporate Secretary of the Registrant. Bassem Shakeel is employed by the Registrant and owns or has rights to acquire an aggregate of less than 1% of the Registrant’s Common Shares and is an eligible participant in the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity; (2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3); (3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request; (4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Section 5 of By-Law No. 1 of the Corporation provides as follows:

Protection of Directors, Officers and Others

5.1 Limitation of Liability. No director, officer or employee shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error in judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or employment or in relation thereto, unless the same are occasioned by his own negligence or wilful default; provided that nothing herein shall relieve any director, officer or employee from the duty to act in accordance with the Act or from liability for any breach thereof.

5.2 Indemnification. The Corporation shall indemnify a director, officer, former director, former officer or a person who acts or acted at the Corporation’s request as a director or officer or other similar executive for another body corporate or other organization of which the Corporation is or was a shareholder (or other type of equity-holder) or creditor, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative action or proceeding to which such individual is made a party by reason of being or having been a director, officer or other similar executive of such body corporate or other organization, to the full extent permitted by law. The Corporation is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to this provision.

The Registrant carries liability insurance which provides for coverage for the Registrant’s officers and directors and its subsidiaries, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from violations of, or the enforcement of, pollutant laws and regulations.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1*	Magna International Inc. 2025 Stock Option Plan.

4.2	Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 99.2 of the Registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on January 2, 2018).

4.3	By-Law No. 1 of the Registrant (incorporated herein by reference to Exhibit 99 of the Registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Commission on March 28, 2016).

5.1*	Opinion of Bassem Shakeel, Vice-President, Associate General Counsel, and Corporate Secretary of the Registrant.

23.1*	Consent of Independent Registered Public Accounting Firm – Deloitte LLP.

23.2*	Consent of Independent Registered Public Accounting Firm – GJC CPAs & ADVISORS.

23.3*	Consent of Bassem Shakeel, Vice-President, Associate General Counsel and Corporate Secretary of the Registrant (included as part of Exhibit 5.1).

107*	Filing Fee Table

*Filed herewith.

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Aurora, Province of Ontario, Canada, as of this first day of August, 2025.

MAGNA INTERNATIONAL INC. (Registrant)

By:	/s/ Bassem Shakeel
Name: Bassem A. Shakeel
Title: Vice-President, Associate General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Seetarama S. Kotagiri, Patrick W.D. McCann, Bruce R. Cluney and Bassem A. Shakeel, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated as of the first day of August, 2025.

Signature	Title

/s/ Seetarama S. Kotagiri	President and Chief Executive Officer, Director (Principal Executive Officer)
Seetarama S. Kotagiri

/s/ Patrick W.D. McCann	Executive Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Patrick W.D. McCann

/s/ Robert F. MacLellan	Chairman of the Board
Robert F. MacLellan

Signature	Title

/s/ Mary S. Chan	Director
Mary S. Chan

/s/ Hon. V. Peter Harder	Director
Hon. V. Peter Harder

/s/ Jan R. Hauser	Director
Jan R. Hauser

/s/ Jay K. Kunkel	Director
Jay K. Kunkel

/s/ Mary Lou Maher	Director
Mary Lou Maher

/s/ William A. Ruh	Director
William A. Ruh

/s/ Dr. Indira V. Samarasekera	Director
Dr. Indira V. Samarasekera

/s/ Peter Sklar	Director
Peter Sklar

/s/ Matthew Tsien	Director
Matthew Tsien

/s/ Dr. Thomas Weber	Director
Dr. Thomas Weber

/s/ Lisa S. Westlake	Director
Lisa S. Westlake

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Magna International Inc. in the United States, in the Town of Aurora, Province of Ontario, Country of Canada, on the first day of August, 2025.

MAGNA INTERNATIONAL OF AMERICA, INC.
(Authorized Representative)

By:	/s/ Bassem Shakeel
Name: Bassem A. Shakeel
Title: Vice-President, Associate General Counsel and Corporate Secretary